Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of [March 3], 2015 (the “Effective Date”), is by and between IPSCO Tubulars Inc. d/b/a TMK IPSCO, a Delaware corporation (together with its subsidiaries and successors, referred to as the “Company”) and Joel C. Mastervich, an individual residing in the State of Texas (the “Executive”).

WHEREAS, the Executive is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that the Executive makes and is expected to continue to make to further the best interests of the Company; and

WHEREAS, the Executive will have access to confidential, proprietary and trade secret information of the Company, and it is desirable and in the best interest of the Company to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties agree as follows:

Section 1. Term and Employment Period. The term of this Agreement shall commence on the Effective Date of this Agreement and shall continue until December 31, 2016 (the “Initial Term”), provided, however, that the term shall be automatically extended for additional one (1) year periods commencing on the first day immediately following the expiration of the Initial Term and successively thereafter on the first day immediately following the expiration of each such one (1) year period (each such period, an “Additional Term”) unless either the Company or the Executive shall have given written notice to the other that it or he, as applicable, does not desire to extend the term of this Agreement, such notice to be given at least ninety (90) days prior to the end of the Initial Term or the applicable Additional Term (the Initial Term and any Additional Terms, if applicable, collectively, the “Employment Period”).

Section 2. Duties.

(a) During the Employment Period, the Executive (i) shall serve as Chief Operating Officer of the Company, (ii) shall report directly to David Mitch, Chief Executive Officer, or another person designated by the Company (the “Supervising Officer”), (iii) shall, subject to and in accordance with the authority and direction of the Supervising Officer, have such authority and perform such duties as may be assigned to the Executive from time to time by the Supervising Officer and (iv) shall devote such time, attention, knowledge and skill to the operation of the business and affairs of the Company as shall be necessary to perform the Executive’s duties. During the Employment Period, the Executive’s place of performance for the Executive’s duties and responsibilities shall be at the Company’s offices in Houston, Texas, unless another principal place of performance is agreed in writing among the parties, and except for required travel by the Executive on the Company’s business or as may be reasonably required by the Company.

(b) Notwithstanding the foregoing, it is understood during the Employment Period, subject to any conflict of interest policies of the Company, the Executive may serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not materially interfere with the Executive’s duties and responsibilities hereunder.

(c) Executive represents to the Company that he does not have any obligations to or agreements with other persons or entities (regardless of whether Executive believes such obligations or agreements to be enforceable or valid) which may prevent or in any way restrict him from performing his duties as stated in this Agreement. Executive understands and agrees that he may not, and represents that he will not, use in connection with his employment with the Company, or disclose to the Company or any of its employees, officers or directors, any information, documents, data, records, drawings, schematics, specifications, files, correspondence or other material of any kind, whether in electronic or hard copy format, belonging to any previous employer.

Section 3. Compensation and Benefits. During the Employment Period, the Executive shall be compensated as follows:

(a) Base Salary. As compensation for his services hereunder and in consideration of the Executive’s other agreements hereunder, during the Initial Term, the Company shall pay the Executive a base salary, payable in accordance with the Company’s payroll procedures, at an annual rate of Four Hundred Thirty Thousand Dollars ($430,000) less applicable withholding and authorized deductions. Any adjustments to Executive’s base salary for any applicable Additional Term shall be determined by the Supervising Officer. For purposes of this Agreement, “Base Salary” shall refer to the Executive’s base salary annualized, as most recently determined.

(b) Benefit Plans. The Executive shall be eligible to participate in the health, disability and retirement plans offered to all employees of the Company, in accordance with the terms of those plans. The Company shall not, however, by reason of this Section be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program as it applies to Executive, so long as such changes are similarly applicable to all executive employees of the Company.

(c) Business Expenses. The Company shall reimburse the Executive for reasonable and necessary business expenses, in accordance with the Company’s policies and upon presentation of appropriate documentation.

(d) Vacation; Sick Leave. The Executive shall be entitled to vacation and sick leave in accordance with the Company’s practices with respect to its senior executives.

(e) Annual Incentive Bonus. The Executive shall be eligible to earn an annual incentive compensation award under the TMK IPSCO Officer Annual Incentive Plan, or a successor plan thereto, as shall be in effect from time to time (the “Annual Bonus Plan”), with a target payment opportunity of fifty percent (50%) of his Base Salary, subject to achievement of performance goals determined in accordance with the terms of the Annual Bonus Plan. Provided that Executive commences employment with the Company on or prior to April 13, 2015, the Executive’s bonus, if any, will not be prorated for 2015. In the event that Executive commences such employment after April 13, 2015, such bonus, if any, will be prorated based on 2015 service with the Company.

(f) Long Term Incentive. The Executive shall be eligible to participate in the TMK IPSCO Long Term Incentive Plan, or a successor plan thereto, as shall be in effect from time to time (the “LTIP”), with a target payment opportunity of seventy-five percent (75%) of his Base Salary, subject to achievement of performance goals determined in accordance with the terms of the LTIP. Provided that Executive commences employment with the Company on or prior to April 13, 2015, the Executive’s grant of performance units under the LTIP will not be prorated for 2015. In the event that Executive commences such employment after April 13, 2015, Executive’s grant of performance units under the LTIP will be prorated based on 2015 service with the Company. The Company shall not, however, by reason of this Section be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such long term incentive plan or program as it applies to Executive, so long as such changes are similarly applicable to all executive employees of the Company.

(g) SERP. The Executive shall be eligible to participate in the TMK IPSCO Supplementary Executive Retirement Plan, or a successor plan thereto, as shall be in effect from time to time (the “SERP”).

(h) Supplemental Bonus. The Executive will receive three annual supplemental bonuses, each in the amount of Seventy-Five Thousand Dollars ($75,000), less applicable withholding, payable on each December 31 of 201 5, 2016 and 2017 (each a “Supplemental Bonus”), provided, however, that, except as otherwise provided in Section 5(a)(vi) hereof, Executive must be employed by the Company on the applicable payment date in order to be entitled to receive the corresponding Supplemental Bonus as provided herein.

Section 4. Termination of Employment. The Employment Period shall terminate upon:

(a) the Executive’s death;

(b) the Executive’s “Incapacity”. For purposes of this Agreement, “Incapacity” means the Executive’s inability to engage in any substantial gainful activity by reason of any medically-determined physical or mental impairment that can be expected to result in death or to be of long-continued and indefinite duration;

(c) the Executive’s “Misconduct”. For purposes of this Agreement, “Misconduct” means (i) the Executive’s material breach of any of the restrictive covenants contained in Section 6 or any other of Executive’s obligations under this Agreement, (ii) the Executive’s willful violation of any fiduciary duty or duty of loyalty to the Company, (iii) the Executive’s conviction of, or plea of nolo contendere to, a felony of moral turpitude, or (iv) the Executive’s intentional violation of the Company’s personnel policies;

(d) the Company’s termination of the Executive without Misconduct;

(e) the Executive’s termination for “Good Reason”. For purposes of this Agreement, “Good Reason” means:

(i) a material breach by the Company of the terms of this Agreement, provided that the Company shall have twenty (20) days to cure any breach after receiving written notice of the breach from the Executive, and provided further that in the event that the Company fails to cure, Executive shall resign within ninety (90) days of the expiration of the twenty-day cure period. No reduction in the Executive’s base salary, Annual Incentive Plan target payment opportunity or Long Term Incentive Plan target payment opportunity pursuant to a general salary reduction program instituted by the Company that affects all senior officers of the Company equally on a reduction-in-percentage-of-salary basis shall be considered a breach of this Agreement (or Good Reason);

(ii) prior to the date the Executive attains age sixty-five (65), the Company elects under Section 1 hereof not to extend the term of this Agreement for an Additional Term, provided that within ninety (90) days of receipt of such election, the Executive provides the Company with his written resignation;

(iii) a material diminution, without the express written consent of the Executive, in the nature or scope of the Executive’s authority, power, functions or duties which is inconsistent with the nature or scope of authority, power, functions or duties of the Executive on the Effective Date, provided that the Company shall have twenty (20) days to cure any material diminution after receiving written notice of the material diminution from the Executive and provided further that in the event that the Company fails to cure, Executive shall resign within ninety (90) days of the expiration of the twenty-day cure period; or

(iv) a change of the primary location for the performance of the Executive’s duties to a location not within fifty (50) miles of Houston, Texas, provided that within ninety (90) days of being notified by the Company of the request to relocate in writing, the Executive must provide written notice to the Company that he declines to relocate; or

(f) the Executives: termination without Good Reason.

Section 5. Compensation Upon Termination.

(a) If the Employment Period is terminated by the Company pursuant to Section 4(d) or by the Executive pursuant to Section 4(e), the Company agrees to:

(i) pay to the Executive all Base Salary earned by him prior to the date of termination and pay the Executive for any earned. but unused, vacation days;

(ii) continue to pay the Executive his Base Salary in accordance with the Company’s payroll procedures for twelve (12) months following the date of termination:

(iii) continue to provide the Executive (and the Executive’s eligible beneficiaries under the applicable benefit plans of the Company) with medical, dental, vision and life insurance coverage for a period of twelve (12) months following the date of termination; and after such period ends, the Executive may elect to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at the Executive’s expense;

(iv) vest the Executive in any Performance Award (as such term is defined in an Award Agreement issued under the Annual Bonus Plan) granted in an Award Agreement (as such term is defined in the Annual Bonus Plan) on a pro-rated basis through the date of the Executive’s termination of employment, thereby making the Executive eligible to receive a pro-rated Performance Award under an outstanding Award Agreement as may be determined by the Company in accordance with the Award Agreement and the Annual Bonus Plan;

(v) vest the Executive in any Performance Units (as such term is defined any Award Agreements issued under the LTIP) granted in an Award Agreement ( as such term is defined in the LTIP) on a pro-rated basis through the date of the Executive’s termination of employment, thereby making the Executive eligible to receive payments for any pro-rated vested Performance Units under outstanding Award Agreements as may be determined by the Company in accordance with the Award Agreement and the LTIP at the conclusion of the respective Performance Periods (as such term is defined in an Award Agreement issued under the LTIP); and

(vi) pay to the Executive any remaining Supplemental Bonuses pursuant to the timing set forth in Section 3(h) hereof.

(b) If the Employment Period is terminated pursuant to Section 4(a) hereof, the Executive’s estate shall receive the amounts specified in Sections 5(a)(i), (iv), (v) and (vi).

(c) If the Employment Period is terminated pursuant to Section 4(b) hereof, the Executive shall receive the amounts specified in Sections 5(a)(i), (iv), (v) and (vi).

(d) If the Employment Period is terminated pursuant to Section 4(c), the Executive shall receive the amounts specified in Section 5(a)(i).

(e) If the Employment Period is terminated pursuant to Section 4(f), the Executive shall receive the amounts specified in Section 5(a)(i).

(f) Other than payment of the Base Salary earned by the Executive prior to the date of termination and his earned, but unused, vacation, all other payments and benefits specified in Sections 5 (a), (b) and (c) shall be conditioned upon the execution by the Executive of a general waiver and release of all claims he may have against the Company, and its parents and affiliates, and their respective officers, directors, agents, employees, fiduciaries, attorneys, insurers, benefit plans, predecessors, successors, or assigns, other than those that may arise under this Agreement, in a form acceptable to the Company and provided to Executive in conjunction with the termination of the Employment Period.

(g) The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any applicable law or government regulation.

(h) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Further, the amount of any payment provided to the Executive under this Agreement shall not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer after the date of termination.

(i) In the event that any provision in this Agreement is inconsistent with any applicable employee benefit plan or agreement of the Company, the Company hereby covenants to amend such employee benefit plan or agreement to resolve such inconsistency. To the extent not inconsistent with this Section 5, the Executive shall benefit under the health, disability and retirement plans offered to the employees of the Company, in accordance with the terms of those plans. To the extent consistent with the Company’s practice applicable to disabled employees, the Executive shall remain an employee of the Company (and therefore remain eligible for the Company’s benefit plans) following a termination of the Employment Period pursuant to Section 4(b) hereof.

Section 6. Restrictive Covenants.

(a) Company Provided Access to Confidential Information and Company Relationships. In connection with Executive’s employment by the Company and in exchange for the Executive’s promises made in this Agreement, the Company promises that it will provide Executive access to the Company’s confidential information including, without limitation, information pertaining to the Company’s past, current and future business plans, corporate opportunities, operations, acquisition, merger or sale strategies, production, product development, product names and marks, marketing, cost and pricing structure, margins, profitability, operation or production procedures or results, partners, partnership or other business arrangements or agreements with third parties, customers, customer sales volumes, customer contracts, books, records and documents, technical information, equipment, services and processes (collectively, “Confidential Information”). The Company also shall provide to Executive access to and the opportunity to develop business relationships with the Company’s customers, clients, vendors and partners with whom the Company has developed goodwill and to which Executive would not otherwise have access (collectively, “Company Relationships”

(b) Value of Confidential Information and Access to Company Relationships. Executive acknowledges that the Company’s business is highly competitive and that the Confidential Information and opportunity to develop relationships with Company customers, clients, vendors or partners promised by the Company are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company’s competitors which do not know or use this information. Executive further acknowledges that protection of the Confidential Information and Company Relationships against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Executive hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Company Relationships, except for the benefit of, and on behalf of, the Company.

(c) Third-Party Information. Executive acknowledges that, as a result of his employment by the Company, he will have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the Company. Executive agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

(d) Return of Documents and Electronic Data. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Executive during the period of his employment by the Company which contain or disclose the Confidential Information and/or Company Relationships shall be and remain the property of the Company. Upon request, and in any event without request upon termination of Executive’s employment by the Company, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, whether in hard copy or electronic format, to the Company.

(e) Non-Competition. The restrictive covenants contained in this Section 6(e) and Sections 6(f) and 6(g) are supported by consideration to Executive from the Company as specified in this Agreement, including, but not limited to, the consideration provided in Sections 1, 2, 3, 4 and 5. In exchange for the consideration specified herein and as a material incentive for the Company to enter into this Agreement, and to enforce Executive’s obligations under Sections 6(b) and 6(c), Executive hereby agrees that he will not at any time during his employment by the Company and for a period commencing on the date of termination of his employment and continuing until the expiration of twelve (12) months (the “Non-Competition Period”), directly or indirectly, for himself or for others, in the United States of America, engage in any activity, work, business, or investment in the industry or business of the manufacture and sales of steel tubular products, or any other business that is directly competitive with activities conducted by the Company and with which Executive was involved or about which Executive had access to Confidential Information (the “Business”), including any attempted or actual activity as an investor, employee, officer, director, shareholder, consultant, independent contractor, partner, joint venture, manager, sales representative, agent, broker, or purchasing or marketing agent; provided, however, Executive may own an investment interest of less than 2% in a publicly-traded company;

(f) Non-Solicitation of Customers, Vendors, and Business Partners. During the term of his employment by the Company and thereafter for the Non-Competition Period, Executive shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, directly or indirectly, with respect to the Business, solicit, retain, do business with, or consult with any customer, vendor or business partner of the Company with whom Executive had contact during his employment with the Company or about whom Executive had access to Confidential Information, or in any other manner attempt directly or indirectly to influence, induce, or encourage any such customer, vendor or business partner of the Company to abandon, reduce or materially change its business relationship with the Company.

(g) Non-Solicitation of Employees. During the term of his employment by the Company and thereafter for the Non-Competition Period, Executive shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, solicit or seek to hire any employee of the Company or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the Company to leave the employment of the Company.

(h) Reasonable and Necessary. It is expressly understood and agreed that the Company and Executive consider the restrictions contained in this Section 6 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and Company Relationships belonging to the Company. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, Executive and the Company intend for the restrictions herein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

(i) Breach. Executive understands that the foregoing restrictions may limit his ability to engage in a business similar to the Company’s business in specific areas of the world for the Non-Competition Period, but acknowledges that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 6 by Executive, and the Company shall be entitled to terminate any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 6, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Executive and his agents involved in such breach.

Section 7. Cooperation. Following the expiration or earlier termination of the Employment Period, the Executive agrees to make himself reasonably available to the Company to respond to periodic requests for information relating to the Company or the Executive’s employment which may be within the Executive’s knowledge.

Section 8. Miscellaneous Provisions.

(a) No modification, amendment or waiver of this Agreement, nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Company and the Executive. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No such waiver or consent shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

(b) This Agreement shall be binding upon and enforceable to the Executive and shall inure to the benefit of the Executive’s executors, administrators, heirs, successors, devisees and legal representatives and the Company and any successor or assignee of the Company, but neither this Agreement nor any rights or payments arising hereunder may be assigned, pledged, transferred (except upon death) or hypothecated by Executive.

(c) All notices required to be given under the terms of this Agreement, or that either of the parties desires to give hereunder, shall be in writing and delivered personally (including by reputable overnight courier) or be sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows, and shall be deemed delivered upon receipt:

If to the Company:	If to the Executive:

TMK IPSCO	Joel C. Mastervich
10120 Houston Oaks Drive	619 Blue Iris Trail
Houston, Texas 77064	Houston, Texas 77079
Attn. President and Chief Executive Officer

Any party may change the address to which notice is to be sent to it or to him by notice in writing to the other party as provided above.

(d) Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Harris County, Texas, in accordance with the rules then in effect of the American Arbitration Association (“AAA”), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. In any such arbitration each party will choose one arbitrator and those two arbitrators will choose a third. Each party will pay the costs associated with its arbitrator and will divide equally the cost associated with the third arbitrator. Except as provided below, the parties will divide equally the cost and fees associated with AAA. Notwithstanding anything to the contrary in this Section 8(d), either party may commence in any court having jurisdiction over the parties hereto any action to obtain injunctive relief. In the event of any controversy or claim arising out of or relating to this Agreement or the breach thereof, the Company shall reimburse to or at the direction of the Executive all reasonable legal fees and expenses incurred by the Executive relating to such dispute if the Executive prevails in any material respect.

(e) If any provision(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum, extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

(f) The provisions of Sections 5, 6, 7 and 8 shall, as noted, survive termination of this Agreement.

(g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

(h) This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas.

(i) The provisions of this Section 8(a) shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(i) General Suspension of Payments. If Executive is a “specified employee,” as such term is defined within the meaning of Section 409A, any payments or benefits payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (A) the six months and one day following Executive’s termination, (B) the date of Executive’s death, or (C) any date that otherwise complies with Section 409A. In the event that Executive is entitled to receive payments during the suspension period provided under this Section, Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A. In the event of any delay in payment under this provision, the deferred amount shall bear interest at the prime rate (as stated in the Wall Street Journal) in effect on his termination date until paid.

(ii) Release Payments. In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

(iii) Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A: (A) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section l05(b) of the Code); (B) Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred. (C) the Company shall make such reimbursement payments within thirty (30) days following the date Executive delivers written notice of the expenses to the Company; and (D) Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

(iv) Separation from Service. For purposes of this Agreement, any reference to “termination” of Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to Executive prior to the date such Executive incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(v) Installment Payments. For purposes of Section 409A and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

(vi) PPACA. To the extent that any post-termination continuation of health or medical coverage pursuant to this Agreement would violate either (i) the Patient Protection and

Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, or (ii) Section 105(h) of the Code and related regulations and guidance promulgated thereunder, the Company may reform this Agreement in such manner as is reasonably necessary to provide the Executive with the intended benefit hereunder in a manner that complies with the PPACA or Section 105(h) of the Code; provided, however, that such reformation shall not result in a violation of Code Section 409A and shall be applied in the same manner to all similarly-situated executives of the Company and, further provided, that the Company may discontinue some or all of the extended health or medical coverage if such coverage cannot be provided in any manner to the Executive without subjecting the Company and/or the Executive to penalty.

(vii) General. Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-l(b)(4), 1.409A-l(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Executive. To the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or other taxpayer as a result of the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

IPSCO TUBULARS INC.		The Executive:
By:	/s/ Piotr Dimitri Galitzine	/s/ Joel C. Mastervich
Name: Piotr Dimitri Galitzine		Joel C. Mastervich
Title: Chairman